                                                                  EXHIBIT 11

                          TENET HEALTHCARE CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS*
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE MONTHS ENDED
                                                                       AUGUST 31,
                                                                ----------------------
                                                                  1994          1995
                                                                --------      --------

FOR PRIMARY EARNINGS PER SHARE

Shares outstanding at beginning of period....................    166,081       199,938
Shares issued upon exercise of stock options.................         93            54
Dilutive effect of outstanding stock options.................      2,287         1,898
                                                                --------      --------
Weighted average number of shares and share equivalents
 outstanding.................................................    168,461       201,890
                                                                ========      ========
Net income...................................................   $ 64,028      $118,253
                                                                ========      ========
Earnings per share............................................   $  0.38      $   0.59
                                                                ========      ========

FOR FULLY DILUTED EARNINGS PER SHARE

Weighted average number of shares used in primary
 calculation.................................................    168,461       201,890
Additional dilutive effect of stock options..................        335           417
Assumed conversion of dilutive convertible debentures........     11,357        13,530
                                                                --------      --------
Fully diluted weighted average number of shares..............    180,153       215,837
                                                                ========      ========
Net income used in primary calculation.......................   $ 64,028      $118,253
Adjustments for interest expense, contractual allowances
 and income taxes............................................      1,470         1,787
                                                                --------      --------
Adjusted income used in fully diluted calculation............   $ 65,498      $120,040
                                                                ========      ========
Earnings per share...........................................   $   0.36      $   0.56
                                                                ========      ========




_________
* All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.


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